Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 28, 2014 by and between AP Gaming Holdco, Inc., a Delaware corporation (“Parent”), and David Lopez (the “Executive”).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Parent hereby agrees to cause AGS Capital, LLC, a subsidiary of Parent (the “Company”), to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on February 3, 2014 and ending on the third anniversary thereof (the “Employment Period”); provided, however, that commencing on such third anniversary, and on each subsequent anniversary of such date (such third anniversary and each annual anniversary thereof shall each be hereinafter referred to as a “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate on the first anniversary of such Renewal Date, unless, at least 90 days prior to a Renewal Date, either party shall give notice to the other that the Employment Period shall not be so extended. Notwithstanding the foregoing, the Employment Period shall immediately expire upon any termination of the Executive’s employment with the Company and its subsidiaries pursuant to Section 3 hereof.

2. Terms of Employment. (a) Position; Location. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, and shall serve on the Board of Directors of the Company (the “Board”). During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use his reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive’s services shall be performed in the Las Vegas, Nevada area, subject to business travel at the Company’s request.

(b) Compensation and Employee Benefits.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Base Salary”) of no less than $500,000, payable in accordance with the Company’s regular payroll practices. The Base Salary shall be reviewed periodically, and, if adjusted (but not below $500,000), the term “Base Salary” shall refer to such adjusted amount.

(ii) Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual performance-based bonus pursuant to an annual plan to be established by the Company, with an annual target bonus of $500,000. Actual annual bonus amounts shall be determined by the Board in its sole discretion. With respect to each of the first five annual bonuses payable to the Executive hereunder, the actual bonus amount determined by the Board shall be reduced by $25,000.

(iii) Other Employee Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in employee benefit plans, practices, policies and programs generally applicable to employees of the Company on the same terms applicable to similarly situated senior executives of the Company.

(iv) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies.

(v) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to similarly situated senior executives of the Company.

(vi) Indemnification. During the Employment Period, the Executive shall be provided with directors and officers indemnification insurance coverage in accordance with the terms of the Company’s policies for similarly situated directors and officers as in effect from time to time (which policies may be subject to change).

3. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 9(b) hereof of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 business days within a one-year period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s termination of employment based upon any one of the following, as determined in good faith by the Board: (i) illegal fraudulent conduct, (ii) conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, (iii) a determination by the Board that the Executive’s involvement with the Company would have a negative impact on the Company’s ability to receive or retain any licenses, (iv) being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Company or any of its subsidiaries or affiliates conducts operations, (v) willful or material misrepresentation to the Company or to members of the Board relating to the business, assets or operations of the Company, (vi) refusal to take any action that is consistent with the Executive’s obligations and responsibilities hereunder as reasonably directed by the Board, if such refusal is not cured within five days of written notice from the Board, or (vii) material breach of any agreement with the Company and its affiliates, which material breach has not been cured within 30 days of written notice from the Board.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the Executive’s voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without the Executive’s consent: (i) removal of the Executive from the office of President and Chief Executive Officer of the Company or a change in reporting lines such that the Executive no longer reports to the Board, (ii) a requirement that the Executive be based anywhere other than within 35 miles of Las Vegas, Nevada, or (iii) a notice pursuant to Section 1 hereof from the Company to the Executive of non-extension of the Employment Period; provided, however, that a termination will not be for “Good Reason” under this Section 3(c) unless the Executive shall have provided written notice to the Company of the existence of one of the conditions described in this Section 3(c) within 30 days following the initial existence of such condition, specifying in reasonable detail such condition, the Company shall have had 30 days following receipt of such written notice (the “Cure Period”) to remedy the condition, the Company shall have failed to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive shall have thereafter and prior to the Date of Termination provided a Notice of Termination (as defined below) to the Company, and the Executive’s Date of Termination (as defined below) shall have occurred within 30 days following expiration of such Cure Period.

(d) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be (except that in the case of a termination by the Executive, the Company may in its sole discretion change any such later date to a date of its choosing between the date of such receipt and such later date), and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Effective upon the Date of Termination, the Executive hereby resigns from the Board and from all offices and positions that he then holds with the Company and its affiliates, and agrees to execute all documentation and take all other actions necessary to effectuate such resignations. Notwithstanding any provision of this Agreement to the contrary, any references to termination of the Executive’s employment or Date of Termination shall mean, to the extent necessary to avoid the imposition of excise taxes and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and refer to the date of the Executive’s “separation from service,” as that term is defined in Section 409A and Treasury Regulations Section 1.409A-1(h).

4. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive resigns employment for Good Reason, then, the Company shall:

(i) pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the sum of the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and any accrued but unpaid vacation (the “Accrued Obligations”);

(ii) subject to the Executive’s execution within 50 days of the Date of Termination (and non-revocation) of a release of claims in a form satisfactory to the Company (the “Release Requirements”) and the Executive’s continued compliance with the Covenants (as defined in Section 7), continue the Executive’s Base Salary in effect prior to the Date of Termination through the second anniversary thereof in accordance with the Company’s payroll practices as in effect on the Date of Termination (it being understood that in the event that the Executive does not ultimately satisfy the Release Requirements or comply with the Covenants, the Executive shall return any continuation payments previously made pursuant to this clause);

(iii) subject to the Executive’s compliance with the Release Requirements and the Executive’s continued compliance with the Covenants, make available continued health benefits to the Executive and his eligible dependents pursuant to the Consolidated Budget Reconciliation Act of 1985, at no greater cost to the Executive than would apply if he were an active employee, through the first to occur of (A) his commencement of employment with a subsequent employer and (B) the date that is 18 months following the Date of Termination (or, if earlier, the date such benefit is determined to constitute a discriminatory benefit under, result in the imposition of an excise tax under, or otherwise violate, Section 105(h) of the Internal Revenue Code of 1986, as amended, or the Patient Protection and Affordable Care Act); and

(iv) to the extent not theretofore paid or provided, timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice, or contract, to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice or contract of the Company through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Other Termination. If the Executive’s employment is terminated during the Employment Period for a reason other than those governed by Section 4(a) hereof, the Employment Period shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

5. Non-exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 4(a) hereof, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

6. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Executive under Section 4(a) hereof and such amounts shall not be reduced whether or not the Executive obtains other employment.

7. Restrictive Covenants. (a) Confidentiality; Work Product. During the Executive’s employment with the Company and its subsidiaries and thereafter, the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and its affiliates, and the Executive will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates (provided, however, that the Executive’s employment by a subsequent employer while he still has knowledge of any such information shall not, by itself, constitute a breach of this provision, so long as he does not disclose the same to any third party). All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company and its subsidiaries which are related to the business of the Company or its affiliates shall be and become the sole property of the Company, and the Executive hereby assigns any and all rights therein or thereto to the Company. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive (including, without limitation, any copies thereof) upon termination of employment for any reason whatsoever.

(b) Noncompetition. While employed by the Company and its subsidiaries and for a period of 24 months thereafter (the “Restricted Period”), the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its subsidiaries is doing business or intends to do business at any time during his employment with the Company and its affiliates or during the six-month period following the termination of such employment, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business that engages in any line of business conducted by the Company and its subsidiaries at any time during his employment with the Company and its affiliates or during the six-month period following the termination of such employment (each a “Competitive Business”); provided, that his ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph.

(c) Nonsolicitation. During the Restricted Period, the Executive will not, directly or indirectly, (i) solicit for employment any individual who is then an employee of the

Company or its subsidiaries or who was an employee of the Company or its subsidiaries within the previous 12 months (a “Covered Employee”), or (ii) contract for, hire or employ any Covered Employee earning at least $100,000 in annualized base compensation as of the Covered Employee’s most recent date of employment with the Company. During the Restricted Period, the Executive will also not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Company or any of its subsidiaries to cease his or her relationship with the Company or any of its subsidiaries for any reason. In addition, during the Restricted Period, the Executive will not, with respect to providing services in a Competitive Business, solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve months, a customer of the business conducted by the Company (or potential customer with whom the Company had initiated contact) or its affiliates.

(d) Nondisparagement. At all times during his employment and thereafter, the Executive will refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Apollo Management VIII, LP (“Apollo”), the Company or any of their respective affiliates; and, at all times during his employment and thereafter, the Company and its subsidiaries will, subject to requirements of law, refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Executive.

(e) Representations. The Executive represents to the Company and its affiliates, including Apollo that, in fulfilling his duties or responsibilities to the Company and its affiliates or for any other reason, he will not disclose or disseminate any information from any of his former employers that would be considered by such former employers to be confidential information. In addition, he represents that, except as previously disclosed to Apollo in writing (“Disclosed Arrangements”), he is not subject to any covenant not to compete that would limit his ability to fulfill his duties and responsibilities hereunder. Apollo agrees to indemnify, defend and hold the Executive harmless from and against any and all damages, costs and expenses (including attorney fees) resulting from any claim by a third party of a breach of a covenant not to compete in a Disclosed Arrangement that is directly related to his being employed by the Company.

(f) Remedies. The parties agree that the provisions of Sections 7(a), 7(b), 7(c) and 7(d) (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Executive, and are not injurious to the public, and further acknowledges and agrees that the Executive’s breach of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. Accordingly, notwithstanding Section 9(a) hereof, the Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(g) Survival. The provisions of this Section 7 shall survive termination of the Employment Period for any reason.

8. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Miscellaneous. (a) Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to principles of conflict of laws. Subject to Section 7(f) hereof, any controversy or claim arising out of or relating to this Agreement shall be settled by final, binding and nonappealable arbitration in New York, New York. Subject to the following provisions, any such arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: To the most recent address on file with the Company.

If to the Company, to:

AP Gaming Holdco, Inc.

6680 Amelia Earhart Court

Las Vegas, NV 89119

Facsimile: (702) 722-6705

Attention: Vic Gallo

with a copy (which shall not constitute notice) to:

Apollo Management, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Facsimile: (646) 350-1501

Attention: David Sambur

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d) Section 409A. It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A or an exemption thereto. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Without limiting the generality of the foregoing, to the extent required in order to comply with Section 409A, amounts and benefits to be paid or provided under Section 4(a) hereof during the period between the Executive’s termination of service with the Company and the six-month anniversary thereof, shall be paid or provided to the Executive on the first business day after the date that is six months following the date of such termination.

(e) Whole Agreement. This Agreement supersedes all agreements between the parties covering the same subject matter, including, without limitation, the management employment term sheet between the Executive and the Company, dated January 27, 2014. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, Parent has caused these presents to be executed in its name of its behalf, all as of the day and year first above written.

DAVID LOPEZ

AP GAMING HOLDCO, INC.

By:

Name:	David Sambur

Title:	Chief Executive Officer, President, Treasurer and Secretary

[Signature Page to Lopez Employment Agreement]